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                                                                    EXHIBIT 99.3

                   CMI INDUSTRIES, INC. TO CLOSE VANCE COMPLEX

                                   MAY 9, 2001

         Clinton, SC. - Citing continuing competition from textile imports, a continued softness in the economy, and significant financial losses, CMI Industries, Inc. announced today that it will no longer produce woven greige fabrics made of spun yarn and will close its remaining greige fabrics operations in Clinton, SC. Approximately 600 employees will be affected by the closing which is estimated to occur gradually over the next few months. The complex is expected to close completely on or about July 8, 2001.

         The decision will not impact CMI's woven filament fabrics plant in Clarkesville, GA, or any of its elastic fabrics operations.

         "We have tried every means we have been able to think of in an effort to save this business. Every alternative has been explored," stated Terry Murphy, Corporate Director of Human Resources. "Even with the drastic steps previously announced in the closing of the Geneva (Alabama) Plant and, more recently, the Bailey Plant in Clinton, we are still unable to support the remaining operations with the current level of sales at anywhere close to a profitable level. Despite the relentless efforts of our sales associates to seek additional sales and new markets, we do not foresee any dramatic changes in greige fabrics market that would indicate a favorable change in the recent pattern of continued decline in demand and extreme pricing pressures from imports."

         CMI Industries, Inc. Chief Executive Officer Joe Gorga said, "The decision to close this operation is the most difficult decision our company has ever faced. Clinton is where our company began and the greige fabrics business had until recent years been a significant contributor to our company's success. We are most appreciative of our associates in Clinton and of the support we have received from the Clinton community, especially in these most recent difficult months. We deeply regret that the financial considerations outweigh what we all would prefer to do, which is to continue the Clinton operations as we have for so many years. Unfortunately, no business can continue if it is unable to compete profitably and this business has not been able to do so since the financial crisis in Asia in 1998."

         "We will be working with the South Carolina Employment Security Commission to assist employees in finding employment and retraining opportunities".

         CMI officials noted that it would begin immediately to dispose of equipment and work with developers to market its plants, offices, and other facilities to other prospective employers.

         As previously announced, an involuntary Chapter 11 petition was filed against the Company under the bankruptcy code on May 3, 2001 by certain holders of the Company's 9


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1/2% Senior Subordinated Notes. The Company announced yesterday that it has asked the court to dismiss the involuntary bankruptcy petition.

         The Clinton operations produce woven cotton , polyester, and cotton/polyester blend light to midweight greige (unfinished) printcloth and broadcloth fabrics. CMI Industries is a diversified manufacturer of textile products serving a variety of markets, including the home furnishings, woven apparel, elasticized knit apparel and industrial/medical markets. In addition to its Clinton operations, CMI Industries operates plants in Georgia, North Carolina, and Virginia.

         This press release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, among other things, global economic activity, the success of the Company's overall business strategy, the Company's relationships with its principal customers and suppliers, the demand for textile products, the cost and availability of raw materials and labor, the level of the Company's indebtedness and the exposure to interest rate fluctuations, governmental legislation and regulatory changes, and the long-term implications of regional trade blocs and the effect of quota phase-out and lowering of tariffs under the WTO trade regime, restrictions on the Company's business and operations imposed by the Company's lenders and the court processes, and the Company's ability to operate under current industry conditions.

         For further information, contact Terry D. Murphy, Corporate Director, Human Resources at (803) 748-1721.